EXHIBIT 99.1

Date   Jan. 3, 2008, Immediate Release

Press Release

SOURCE: Uni-Pixel, Inc.

Uni-Pixel announces successful assembly of TMOS
display prototypes

The Woodlands, TX (Jan. 3, 2008)  --  Uni-Pixel, Inc. (OTCBB: UNXL), the developer of flat panel color display technology called Time Multiplexed Optical Shutter (“TMOS”), today announced it has successfully completed the assembly of a series of prototype TMOS display systems.   Leveraging its recent agreement with and efforts supported by Philips’ open innovation center, the MiPlaza Facility at the High Tech Campus in Eindhoven, Netherlands, UniPixel completed the assembly of six display prototype devices.  This series of TMOS prototypes encapsulate a range of materials with varying attributes which will be tested and evaluated to determine the impacts of the variations in design and materials on system functionality.

Mr. Reed Killion, President of UniPixel, stated the following: “UniPixel set a goal to deliver prototype devices by the end of the year.  The TMOS displays we have in house today meet that objective.  The initial performance results we are seeing as we test each system fall right in line with our predictive models and associated expectations.  We are very pleased with the performance of the TMOS prototype devices we have in the lab today.  The pixel performance is good enough for full motion video and some of the prototypes are actuating under twenty volts.  Over the course of the next few months we will put these systems through exhaustive testing to fully characterize and optimize each of the TMOS sub-systems. We expect these optimization efforts to further demonstrate the superior performance advantages that TMOS display technology offers.  We look forward to announcing the test results from these TMOS prototypes as they are completed.”

About Uni-Pixel, Inc.

Uni-Pixel, Inc. is a development stage corporation that has developed, patented, and is working to commercialize a new flat panel color display technology it calls Time Multiplexed Optical Shutter (“TMOS”). The Company's corporate headquarters are located in The Woodlands, TX. For further information, please see http://www.unipixel.com.

DISCLAIMER

All statements in this news release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1 “Risk Factors” in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006. We operate in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006, as well as other public filings with the SEC since such date.

For further information contact:

Uni-Pixel, Inc. Investor Relations:

Jim Tassone, 281-825-4503

Email: jtassone@unipixel.com